UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2024

ONITY GROUP INC.

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	ONIT	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 9, 2024, Onity Group Inc. (the “Company” or “Onity”) and its subsidiary PHH Mortgage Corporation (“PMC”) entered into agreements with Mortgage Assets Management, LLC (“MAM”), a mortgage servicer, and certain investment funds managed by Waterfall Asset Management, LLC that own MAM (collectively “Waterfall”), to acquire substantially all of MAM’s assets, which have an estimated aggregate net asset value of approximately $55 million (such transaction, including the issuance of preferred stock as described below, the “MAM Asset Acquisition”). The acquired assets include Home Equity Conversion Mortgage (“HECM”) reverse mortgage loans and mortgage servicing rights with a projected unpaid principal balance of approximately $3.0 billion (which assets are expected to be reflected on Onity’s balance sheet at approximately that amount in accordance with GAAP, together with the related HECM mortgage-backed securities borrowings), as well as approximately $20 million in cash and other related assets. All of the mortgage assets to be acquired are currently subserviced by PMC. Onity expects that the cash acquired in the MAM Asset Acquisition, together with proceeds from future debt financing secured by the mortgage assets acquired from MAM, will result in total cash proceeds to Onity of approximately $46 million.

In consideration of the MAM Asset Acquisition, Onity intends to issue to Waterfall shares of a new series of non-convertible, perpetual preferred stock (the “Series B Preferred Stock”), with an aggregate liquidation preference of approximately $52.7 million, subject to certain adjustments. Each share of Series B Preferred Stock will have a liquidation preference of $25.00, plus an amount equal to any accumulated and unpaid dividends thereon. The Series B Preferred Stock will accrue cumulative dividends initially at a rate of 7.875% per annum for the first five years, then increasing by 2.5% per annum each year thereafter up to a maximum rate of 15.0% per annum, which dividends will be payable in cash and in arrears on a quarterly basis when, as and if declared by the board of directors of Onity. After September 15, 2028, Onity will be able to redeem the Series B Preferred Stock, in whole or in part, for cash at a redemption price equal to the liquidation preference plus an amount equal to any accumulated and unpaid dividends thereon. If Onity experiences a change of control (as defined in the Articles of Designation for the Series B Preferred Stock), it would be required to offer to repurchase all of the shares of Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference plus an amount equal to any accumulated and unpaid dividends thereon.

Onity expects to consummate the MAM Asset Acquisition during the fourth quarter of 2024, subject to the completion and execution of certain ancillary documents, and other customary closing conditions, including necessary consents and approvals from Ginnie Mae, although there can be no assurance that the MAM Asset Acquisition will be consummated on this timing, or at all.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File formatted in online XBRL (included as Exhibit 101)

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements relating to the timing of the anticipated closing of the MAM Asset Acquisition and the final value of certain amounts described as “approximate” due to the possibility of subsequent adjustments or reconciliations, including with respect to the assets to be received, the proceeds from a future financing of the acquired assets, and the consideration to be paid. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including the risks and uncertainties detailed in our reports and filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023, and current reports and quarterly reports filed with the SEC since such date. Anyone wishing to understand Onity’s business should review our SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONITY GROUP INC.
(Registrant)

Date: October 11, 2024	By:	/s/ Sean B. O’Neil
Sean B. O’Neil
Chief Financial Officer